PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
Jan. 25, 2011

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2010

•	2010 earnings and EBITDA second best in company history

•	Diluted EPS rises 75% to $2.87; adjusted diluted EPS totals $3.05

•	2010 EBITDA increases 41% to $1.82 billion

•	Operating profit climbs 57% to $1.33 billion

•	Revenues reach record $6.86 billion

ST. LOUIS, Jan. 25 – Peabody Energy (NYSE: BTU) today reported full-year 2010 EBITDA of $1.82 billion, a 41 percent increase over prior-year levels. Income from continuing operations rose 76 percent to $805.1 million, with diluted earnings per share from continuing operations of $2.87. Adjusted diluted earnings per share from continuing operations increased 59 percent to $3.05. The company also set a new record for revenues of $6.86 billion on sales of 245.9 million tons.

“Peabody delivered the second best year in company history, with record safety performance, strong cost containment and margin expansion in every operating region,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “While heavy rains and other supply disruptions create near-term logistics challenges, they also result in significant market upside for Peabody’s unpriced metallurgical and thermal export coal beyond the first quarter. At the same time, our platform is in expansion mode to serve the seaborne Pacific markets, which have the greatest sustainable growth opportunities and pricing leverage.”

RESULTS FROM CONTINUING OPERATIONS

Revenues for the full year increased $847.6 million to $6.86 billion, driven by higher volumes and pricing from mining operations in both the United States and Australia. 2010 sales volumes totaled 245.9 million tons compared with 243.6 million tons in 2009. Australia shipments grew 21 percent to 27 million tons, including 9.8 million tons of metallurgical coal and 11.1 million tons of seaborne thermal coal. Australian revenues rose 50 percent on rising prices

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 2

for both metallurgical and seaborne thermal coal. U.S. revenues increased due to higher average realized prices in both the Midwestern and Western regions.

Consolidated EBITDA totaled $1.82 billion compared with $1.29 billion in the prior year, led by record Mining Operations contributions.

•	U.S. Mining Operations delivered EBITDA of $1.14 billion. The company’s U.S. operations realized a 13 percent increase in gross margins per ton on a combination of higher average pricing and lower average costs.

•	Australian Mining Operations EBITDA more than doubled prior year’s results, totaling $953.8 million with an 82 percent increase in gross margins per ton, despite year-end weather-related disruptions. These impacts totaled approximately $85 million or $0.22 per share after tax. Fourth quarter costs per ton were also higher than average due to weather-related production effects.

•	Trading and Brokerage and Resource Management delivered a combined $101.0 million of EBITDA for the year. Fourth quarter Trading and Brokerage results were impacted by lower year-over-year international brokerage earnings and weather-related declines in the seaborne freight market and export shipments.

Operating profit rose 57 percent to $1.33 billion, leading to significant cash flow generation of $1.09 billion.

Income from continuing operations was $805.1 million with adjusted income from continuing operations climbing 60 percent to $852.7 million. Diluted earnings per share from continuing operations reached $2.87 compared to $1.64 in the prior year, a 75 percent increase. Full-year adjusted diluted earnings per share rose 59 percent to $3.05.

Summary of Adjusted Income and Diluted Earnings Per Share

(Dollars in Millions, Except Per Share Data)	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2010	2009	2010	2009
Income from Continuing Operations	$215.7	$113.5	$805.1	$457.9
Remeasurement Expense Related to Foreign Income Tax Accounts	18.8	5.3	47.6	74.4

Adjusted Income from Continuing Operations(1)	$234.5	$118.8	$852.7	$532.3

Diluted EPS	$0.78	$0.41	$2.87	$1.64
Remeasurement Expense Related to Foreign Income Tax Accounts	0.07	0.02	0.18	0.28

Adjusted Diluted EPS (1)	$0.85	$0.43	$3.05	$1.92

(1) Represents non-GAAP financial measures defined at the end of this release and illustrated in the reconciliation of EBITDA tables after this release.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 3

Safety and Environmental Highlights

Peabody also delivered its safest year in company history with a global incidence rate of 2.7 per 200,000 hours worked, 6 percent better than the prior year. Operations earned 11 safety awards in the United States and Australia, including being awarded the Sentinels of Safety Award by the U.S. Department of Labor at the Farmersburg Mine for the second time in four years. The company also earned 11 environmental awards in the United States and Mongolia.

GLOBAL COAL MARKETS AND PEABODY’S POSITION

Peabody believes the world is in the early stages of a long-term supercycle for coal as China, India and other emerging nations dramatically increase energy use, steel consumption grows globally, oil becomes increasingly scarce and expensive and alternatives lack the cost and scale to effectively compete.

“The long-term supercycle for coal is strengthening with each passing day,” said Boyce. “Nations such as China and India are growing 8 to 10 percent per year off a much larger base. Hundreds of millions of people each year are moving to the cities, switching on technologies and extending coal’s role as the fastest growing fuel.”

Economic growth in emerging Asia is expected to be the driver of large increases in thermal and metallurgical coal.  Through 2015, approximately 390 gigawatts of new coal-fueled generation are expected to be built globally, requiring 1.2 billion tonnes of annual coal supply.  Global steel production is expected to rise more than 30 percent during that time, requiring approximately 300 million tonnes of additional metallurgical coal supply annually.

International Markets

Global coal markets strengthened sharply late in 2010, propelled by powerful ongoing Asian demand growth and weather-related generation recovery in the Atlantic markets, coupled with supply challenges across the major coal-exporting nations of the Southern Hemisphere.

Seaborne coal demand increased an estimated 13 percent in 2010, led by a 32 percent recovery in global metallurgical coal demand.  Pacific thermal coal demand for electricity generation rose 15 percent in 2010, while the Atlantic market declined 10 percent.

•	Global fourth quarter demand was particularly strong in the Northern Hemisphere, where an early and strong winter drove generation increases in Asia, Europe and North America. Since December, heavy La Niña-related rains have been suppressing coal supply from Australia, Indonesia, South Africa and South America.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 4

•	Driven by record December coal imports, China’s 2010 net coal imports totaled 147 million tonnes, a 41 percent increase over 2009’s previous record level. China’s economy grew 10 percent in 2010 and is expected to expand another 8 to 10 percent in 2011.

•	India imports increased 25 percent in 2010, and year-end stockpiles are less than half of target levels. India’s GDP increased 8 percent in 2010 with similar growth expected in 2011.

•	Australia coal exports increased 9 percent to a record 300 million tonnes in 2010 and Australia remained the world’s largest coal exporting nation even with December flooding. Peabody believes seaborne coal demand will increase 6 to 8 percent in 2011 and could exceed 1 billion tonnes for the first time ever, driven by new generation in Asia, rebounding economies in developed nations and continued increases in global steel production.

•	These tight supply-demand fundamentals have driven global coal prices upward, with the benchmark prompt thermal coal price in Newcastle rising 34 percent in 2010 and another 10 percent since the beginning of 2011. The spot price for high quality hard coking coal has exceeded $350 per tonne following settlements of $225 per tonne for the first calendar quarter of 2011.

In Australia, the company has 7 to 8 million tons of metallurgical coal available for sale in the last three quarters of 2011; all of 2012’s expected metallurgical coal sales are open to pricing. In the seaborne thermal coal product, Peabody has 6 to 7 million tons unpriced for 2011, and 12 to 13 million tons available to price in 2012.

U.S. Coal Markets

Demand for U.S. coal rose approximately 75 million tons in 2010, led by a 5.5 percent increase in coal-fueled generation and an 18 million ton rise in exports.

U.S. coal generation accounted for nearly two-thirds of the growth in total power output, outpacing natural gas and all other fuels.  The higher coal demand was related to new coal-fueled generation, favorable weather, and a partial reversal of 2009’s coal-to-gas switching.

Indexed U.S. coal prices continued to rise in 2010 in all regions, with increases ranging from 30 to 50 percent.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 5

Peabody believes U.S. coal demand will increase modestly in 2011, led by colder winter weather in the first quarter and stronger GDP growth in the back half.  The company anticipates more significant economic growth in 2012 and beyond, resulting from stronger consumer spending and industrial activity.

Additional near-term export opportunities are developing, with favorable current economics for Illinois and Colorado coal to Europe and Powder River Basin (PRB) coal to Asia and Europe.

In the United States, Peabody has modest amounts of coal to price in 2011, with significant open positions in the later years to match expected higher pricing beginning in 2012. Peabody has 35 to 40 percent available to price in 2012, and 75 to 85 percent in 2013. The PRB, Midwest and Colorado coal regions, where Peabody is the largest producer, are expected to both backfill Central Appalachian supply and participate in increased export demand.

PROJECT UPDATE

Peabody is advancing multiple organic growth projects in Australia and the United States. Capital expenditures for 2011 are estimated in the $900 to $950 million range, including $500 to $550 million earmarked for new mines, expansion and extension projects. Approximately 70 percent of the growth and expansion capital is targeted for Australia, with the remainder in the United States.

In Australia, Peabody continues to target 35 to 40 million tons per year of sales by 2014 to 2015, including 12 to 15 million tons of metallurgical coal capacity and 15 to 17 million tons of thermal export capacity. Among the company’s Australian growth projects:

•	Metropolitan’s new slope and prep plant upgrade are under construction and equipment is expected to be ordered in 2011.

•	Equipment mobilization and earthwork have begun for the Burton Mine extension.

•	The Millennium Mine expansion is expected to begin construction this year. The mine produces semi-hard and PCI quality coal.

•	The Wilpinjong Mine thermal coal expansion is targeted for completion by year end.

•	Permitting and advance engineering design work continues on the high quality hard coking coal Denham/Goonyella Corridor project and Wambo thermal coal expansion.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 6

In the United States, the company will complete its new Bear Run Mine, begin construction on the Gateway Mine expansion and advance its West Coast Powder River Basin exports initiative. Bear Run is projected to double production to approximately 6 million tons as it continues to expand to 8 million tons per year. Construction of the $175 million Gateway Mine expansion is expected to begin in 2011. When complete in several years, the mine’s annual capacity will be expanded approximately 40 percent to 4.5 million tons.

The company has a number of initiatives under way to expand its presence in the world’s highest growth markets of China, Mongolia, India and Indonesia.

•	Peabody recently signed an agreement to source several million tons of coal over five years from an East Kalimantan, Indonesia mine.

•	Peabody and Yankuang Group have entered into agreements to pursue development of the Wucaiwan Energy Center in Xinjiang, China, which would feature a 20 million ton-per-year surface coal mine, 4 billion-cubic-meter coal-to-natural gas facility and 2,000 megawatt supercritical power plant.

•	China Huaneng Group, Calera Corp. and Peabody have agreed to pursue development of an energy campus in the Xilinguole Region of Inner Mongolia. The project would include a 12 million ton-per-year surface mine operated by Peabody and a 1,200 megawatt supercritical power plant with partial carbon capture and conversion into green building materials.

OUTLOOK

Peabody is targeting first quarter 2011 EBITDA in the range of $325 to $425 million and adjusted diluted earnings per share of $0.45 to $0.65, excluding the impact of foreign tax remeasurement. First quarter results are expected to reflect continued impacts to sales and costs related to the record Australian rains, as well as scheduled longwall moves in the United States and Australia.

For 2011, the company is targeting total sales of 245 to 265 million tons including 28 to 30 million tons from Australia, 195 to 205 million tons from the United States and the remainder from Trading and Brokerage activities.

Peabody Energy is the world’s largest private-sector coal company and a global leader in clean coal solutions.  Its coal products fuel approximately 10 percent of U.S. power and 2 percent of worldwide electricity.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 7

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Jan. 25, 2011. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: demand for coal in the United States and the Pacific Rim thermal and metallurgical coal seaborne markets; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; impact of weather on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, co-shippers, trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; successful implementation of business strategies, including our Btu Conversion and generation development initiatives; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; access to capital and credit markets and availability and costs of credit, margin capacity, surety bonds, letters of credit, and insurance; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental requirements, changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in our release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  We have defined below the non-GAAP financial measures that we use and have included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, and depreciation, depletion and amortization.  EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles.  Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company’s ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts.  Management has included these measures because, in management’s opinion, excluding such impact is a better indicator of the company’s ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company’s results with prior and future periods.

Condensed Consolidated Statements of Operations
For the Quarters Ended Dec. 31, 2010 and 2009 and Years Ended Dec. 31, 2010 and 2009

(Dollars in Millions, Except Per Share Data)

	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Tons Sold (In Millions)	63.9	61.2	245.9	243.6

Revenues	$1,818.3	$1,554.2	$6,860.0	$6,012.4
Operating Costs and Expenses	1,314.3	1,159.5	4,841.0	4,472.6
Depreciation, Depletion and Amortization	113.6	99.7	440.9	405.2
Asset Retirement Obligation Expense	18.2	8.3	48.5	40.1
Selling and Administrative Expenses	68.6	57.9	232.2	203.8
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(14.6)	(7.0)	(30.0)	(23.2)
Loss from Equity Affiliates	3.8	46.4	1.7	69.1

Operating Profit	314.4	189.4	1,325.7	844.8
Interest Income	(4.2)	(1.9)	(9.6)	(8.1)
Interest Expense:
Interest Expense	52.0	49.6	204.4	201.2
Refinancing Charges	—	—	17.7	—

Interest Expense	52.0	49.6	222.1	201.2

Income from Continuing Operations Before Income Taxes	266.6	141.7	1,113.2	651.7
Income Tax Provision:
Provision	32.1	22.9	260.5	119.4
Remeasurement Expense Related to Foreign Income Tax Accounts	18.8	5.3	47.6	74.4

Income Tax Provision	50.9	28.2	308.1	193.8

Income from Continuing Operations, Net of Income Taxes	215.7	113.5	805.1	457.9
Income (Loss) from Discontinued Operations, Net of Income Taxes	(0.7)	(18.5)	(2.9)	5.1

Net Income	215.0	95.0	802.2	463.0
Less: Net Income Attributable to Noncontrolling Interests	5.0	2.8	28.2	14.8

Net Income Attributable to Common Stockholders	$210.0	$92.2	$774.0	$448.2

Diluted EPS (1):

Income (Loss) Attributable to Common Stockholders:
Continuing Operations (2)	$0.78	$0.41	$2.87	$1.64
Discontinued Operations	—	(0.07)	(0.01)	0.02

Net Income Attributable to Common Stockholders	$0.78	$0.34	$2.86	$1.66

EBITDA	$446.2	$297.4	$1,815.1	$1,290.1
Adjusted Diluted EPS (1):

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.78	$0.41	$2.87	$1.64
Remeasurement Expense Related to Foreign Income Tax Accounts	0.07	0.02	0.18	0.28

Adjusted Income from Continuing Operations	$0.85	$0.43	$3.05	$1.92

(1)	Weighted average diluted shares outstanding were 269.2 million and 267.7 million for the quarters ended Dec. 31, 2010 and 2009, respectively, and 268.8 million and 267.5 million for the years ended Dec. 31, 2010 and 2009, respectively. We compute EPS using a two-class method using an earnings allocation method that determines EPS separately for common stock and participating securities. As a result, it may not be possible to recalculate EPS as presented in our condensed consolidated statements of operations.

(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Dec. 31, 2010 and 2009 and Years Ended Dec. 31, 2010 and 2009

	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2010	2009	2010	2009
Revenue Summary (Dollars in Millions)

U.S. Mining Operations	$1,055.5	$965.6	$4,026.9	$3,916.4
Australian Mining Operations	742.7	471.4	2,520.0	1,678.0
Trading and Brokerage Operations	17.4	106.2	291.1	391.0
Other	2.7	11.0	22.0	27.0

Total	$1,818.3	$1,554.2	$6,860.0	$6,012.4

Tons Sold (In Millions)

Midwestern U.S. Mining Operations	8.1	7.8	29.7	31.8
Western U.S. Mining Operations	42.1	38.6	163.8	160.1
Australian Mining Operations	7.0	6.4	27.0	22.3
Trading and Brokerage Operations	6.7	8.4	25.4	29.4

Total (1)	63.9	61.2	245.9	243.6

Revenues per Ton – Mining Operations

Midwestern U.S.	$46.02	$41.73	$44.49	$41.04
Western U.S.	16.26	16.55	16.52	16.31
Total — U.S.	21.04	20.78	20.81	20.40
Australia	105.75	74.00	93.35	75.33
Operating Costs per Ton – Mining Operations (2)

Midwestern U.S.	$33.73	$32.24	$33.64	$32.17
Western U.S.	11.84	11.95	11.53	11.81
Total — U.S.	15.36	15.36	14.92	15.17
Australia	65.27	55.38	58.01	55.93
Gross Margin per Ton – Mining Operations (2)

Midwestern U.S.	$12.29	$9.49	$10.85	$8.87
Western U.S.	4.42	4.60	4.99	4.50
Total — U.S.	5.68	5.42	5.89	5.23
Australia	40.48	18.62	35.34	19.40
Operating Profit Per Ton	$4.92	$3.09	$5.39	$3.47
	Quarter Ended		Year Ended

	Dec.	Dec.	Dec.	Dec.
(Dollars in Millions)	2010	2009	2010	2009

EBITDA – U.S. Mining Operations	$285.2	$252.1	$1,138.8	$1,003.4
EBITDA – Australian Mining Operations	283.7	118.7	953.8	437.8
EBITDA – Trading and Brokerage Operations	(13.8)	48.2	77.2	193.4
EBITDA – Resource Management (3)	14.5	2.7	23.8	16.1
Selling and Administrative Expenses	(68.6)	(57.9)	(232.2)	(203.8)
Other Operating Costs, Net (4)	(54.8)	(66.4)	(146.3)	(156.8)
EBITDA	446.2	297.4	1,815.1	1,290.1
Depreciation, Depletion and Amortization	(113.6)	(99.7)	(440.9)	(405.2)
Asset Retirement Obligation Expense	(18.2)	(8.3)	(48.5)	(40.1)
Operating Profit	314.4	189.4	1,325.7	844.8
Operating Cash Flows	194.9	380.7	1,087.1	1,050.2
Coal Reserve Lease Expenditures	—	—	—	123.6
Capital Expenditures (Excludes Acquisitions)	289.2	131.9	633.0	317.4

(1) Metallurgical coal sales totaled 2.9 million tons and 2.4 million tons for the three months ended Dec. 31, 2010 and 2009, respectively, and 9.8 million tons and 7.0 million tons for the years ended Dec. 31, 2010 and 2009, respectively.
(2) Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.
(3) Includes asset sales, property management costs and revenues, and coal royalty expense.
(4) Includes Generation Development and Btu Conversion development costs, costs associated with post-mining activities, and losses from equity interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
Dec. 31, 2010, Sept. 30, 2010 and Dec. 31, 2009

(Dollars in Millions)

	Dec. 31,	Sept. 30,	Dec. 31,
	2010	2010	2009
	(Unaudited)	(Unaudited)
Cash and Cash Equivalents	$1,295.2	$1,367.5	$988.8
Receivables, Net	558.2	583.3	303.0
Inventories	332.9	396.3	325.1
Assets from Coal Trading Activities, Net	192.5	170.5	276.8
Deferred Income Taxes	120.4	66.2	40.0
Other Current Assets	459.0	331.6	255.3

Total Current Assets	2,958.2	2,915.4	2,189.0
Net Property, Plant, Equipment and Mine Development	7,426.1	7,219.1	7,261.5
Investments and Other Assets	978.8	838.1	504.8

Total Assets	$11,363.1	$10,972.6	$9,955.3

Current Maturities of Debt	$43.2	$41.5	$14.1
Liabilities from Coal Trading Activities, Net	181.7	51.9	110.6
Accounts Payable and Accruals	1,398.3	1,317.9	1,187.7

Total Current Liabilities	1,623.2	1,411.3	1,312.4
Long-Term Debt	2,706.8	2,714.6	2,738.2
Deferred Income Taxes	539.8	547.9	299.1
Other Long-Term Liabilities	1,804.0	1,819.9	1,849.7

Total Liabilities	6,673.8	6,493.7	6,199.4
Stockholders’ Equity	4,689.3	4,478.9	3,755.9

Total Liabilities and Stockholders’ Equity	$11,363.1	$10,972.6	$9,955.3

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters Ended Dec. 31, 2010 and 2009 and Years Ended Dec. 31, 2010 and 2009

(Dollars in Millions)

	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2010	2009	2010	2009
EBITDA	$446.2	$297.4	$1,815.1	$1,290.1
Depreciation, Depletion and Amortization	113.6	99.7	440.9	405.2
Asset Retirement Obligation Expense	18.2	8.3	48.5	40.1
Interest Income	(4.2)	(1.9)	(9.6)	(8.1)
Interest Expense	52.0	49.6	222.1	201.2
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	32.1	22.9	260.5	119.4

Adjusted Income from Continuing Operations (1)	234.5	118.8	852.7	523.3
Remeasurement Expense Related to Foreign Income Tax Accounts	18.8	5.3	47.6	74.4

Income from Continuing Operations, Net of Income Taxes	$215.7	$113.5	$805.1	$457.9

Net Income Attributable to Noncontrolling Interests	$5.0	$2.8	$28.2	$14.8

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes –Targets for the Quarter Ending March 31, 2011 (Unaudited)

(Dollars in Millions, Except Per Share Data)

	Quarter Ending March 31, 2011
	Targeted Results
	Low	High
EBITDA	$325	$425
Depreciation, Depletion and Amortization	108	118
Asset Retirement Obligation Expense	13	11
Interest Income	(1)	(2)
Interest Expense	53	52
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	30	62

Adjusted Income from Continuing Operations (1)	122	184
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—

Income from Continuing Operations, Net of Income Taxes	$122	$184

Net Income Attributable to Noncontrolling Interests	$—	$6

Adjusted Diluted EPS:

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.45	$0.65
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—

Adjusted Income from Continuing Operations	$0.45	$0.65

(1) In order to arrive at the numerator used to calculate adjusted diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2) Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.